Pricing Supplement No. 8 dated March 13, 2007	Filed under Rule 424(b)(3)
(to Prospectus dated May 5, 2006	File No. 333-130584
and Prospectus Supplement dated May 5, 2006)
SLM Corporation
Medium Term Notes, Series A
Due 9 Months or Longer From the Date of Issue

Principal Amount:	$500,000,000	Floating Rate Notes:	☒		Fixed Rate Notes:	☐

Original Issue Date:	March 20, 2007	Closing Date: March 20, 2007			CUSIP Number:	78442F EG 9

Maturity Date:	March 15, 2010	Option to Extend	☒	No	Specified Currency:	U.S. Dollars

Maturity:
			☐	Yes

If Yes, Final Maturity
Date:

Redeemable at the option of the Company:	☒	No	Redemption Price:	Not Applicable.
	☐	Yes	Redemption Dates:	Not Applicable.
Repayment at the option of the Holder:	☒	No	Repayment Price:	Not Applicable.
	☐	Yes	Repayment Dates:	Not Applicable.
Applicable to Floating Rate Notes Only: }

Floating Rate Index:
☐	CD Rate	Index Maturity: Not Applicable.
☐	Commercial Paper Rate
☐	CMT Rate	Spread: Plus 0.21% (21.0 basis points).
☐	Federal Funds Rate
☐	LIBOR Telerate	Interest Rate for the Initial Interest Period: TBD.
☐	LIBOR Reuters
☐	Prime Rate	Interest Rate Reset Period: Daily.
☐	91-Day Treasury Bill Rate	Minimum Interest Rate: 0.00%.
☒	Other — Federal Funds Open Rate	Maximum Interest Rate: N/A.
Calculation Agent: SLM Corporation.
Goldman, Sachs & Co.

March 13, 2007
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities	Maximum Aggregate	Amount of
Offered	Offering Price	Registration Fee
Federal Funds Open Rate
Medium Term Notes	$500,000,000	$15,350.00

Reset Date(s):	Daily on each New York Business Day during the term of the Notes, beginning on March 20, 2007, provided that the Federal Funds Open Rate in effect for any day that is not a New York Business Day shall be the Federal Funds Open Rate in effect for the prior New York Business Day.	Interest Payment Date(s):	The 15th of each March June, September and December during the term of the Notes, beginning June 15, 2007, subject to adjustment in accordance with the following business day convention; provided that there will be no adjustment to the Maturity Date for accrual purposes. No interest will accrue on that payment for the period from and after the Maturity Date to the date we make the payment.

Interest Determination Date(s):	Daily on New York Business Days.	Interest Period(s):	From and including the previous Interest Payment Date (or the Closing Date, in the case of the initial Interest Period) to but excluding the current Interest Payment Date (or Maturity Date, in the case of the last Interest Period) with adjustment to period end dates.

Rate Cut-Off Date(s):	Three (3) New York Business Days. If a Reset Date would have occurred in the three New York Business Days immediately preceding an Interest Payment Date, the rate in effect on that Rate Cut-Off Date shall remain in effect for the period from and including that Rate Cut-Off Date to but excluding that Interest Payment Date.

Method of Averaging:	Weighted Average. Weighted Average for each Interest Period shall be calculated by multiplying each rate in effect for each day by the number of days such relevant rate is in effect, determining the sum of such products and dividing the sum by the number of days in the Interest Period.

Day Count Convention:	Actual/360.

Business Day Convention:	Following business day convention with adjustment to period end dates.

Form:	Book-entry.

Denominations:	$1,000 minimum and integral multiples of $1,000 in excess thereof.

Trustee:	The Bank of New York.

Agent:	Goldman, Sachs & Co. is acting as the underwriter in connection with this issuance.

Issue Price	100.00%.	CUSIP Number	78442F EG 9
Agent’s Commission	0.05%.	ISIN Number	US78442FEG90
Net Proceeds	$499,750,000.00	Concession:	0.02%.
		Reallowance:	0.01%.
An affiliate of the underwriter has entered into a swap transaction in connection with the Notes and may receive compensation for that transaction.
_____________________________
Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any subsidiary of SLM Corporation is a government-sponsored enterprise or an instrumentality of the United States of America.

ADDITIONAL TERMS OF THE NOTES
Calculation of the Interest Rate for the Notes. The amount of interest payable on the Notes on each Interest Payment Date will be equal to the weighted average of the Federal Funds Open Rate (as defined below) plus the Spread set forth above.
Federal Funds Open Rate. The Federal Funds Open Rate for any Interest Determination Date will be determined in the following order of priority:
(1)	The Federal Funds Open Rate for an Interest Determination Date will be the rate for that day under the heading “Federal Funds” and opposite the caption “Open” as such rate is displayed on Telerate Page 5; or

(2)	If the rate referred to in item (1) above does not appear on Telerate Page 5 on the related calculation date, the rate for such Interest Determination Date will be the rate for that day displayed on FEDFOPEN Index on Bloomberg which is the Fed Funds Opening Rate as reported by Garban Capital Markets (or a successor) on Bloomberg; or

(3)	If the rate referred to in item (2) above does not appear on FEDFOPEN Index on Bloomberg, the rate for such Interest Determination Date will be the arithmetic mean of the rates for the last transaction in overnight U.S. Dollar Federal Funds prior to 9:00 a.m., New York City time, on that day arranged by three brokers of Federal Funds transactions in New York City as selected by the Calculation Agent.
The Federal Funds Open Rate will be calculated on a weighted basis, meaning Friday’s rate will be in effect for Saturday and Sunday.

SLM Corporation